STATE AGENCY (Name & Address) Office of Mental Health Bureau of Capital Operations 75 New Scotland Ave Albany NY 12208	NYS COMPTROLLER'S NUMBER: C008211 ORIGINATING AGENCY CODE: 50000
CONTRACTOR (Name & Address): Secure Systems, Inc. 1800Bloombsbury Ave. Ocean, NJ 07712	TYPE OF PROGRAM(S): Personal Alarm Maintenance/Software License
CHARITIES REGISTRATION NUMBER: FEDERAL TAX IDENTIFICATION NUMBER: 22-3138294 MUNICIPALITY NO.: (if applicable)	INITIAL CONTRACT PERIOD: 1/1/03 - 12/31/07 CONTRACT AMOUNT FOR INITIAL PERIOD: $2,275,730.00
STATUS: CONTRACTOR IS ( ) IS NOT (X) A SECTARIAN ENTITY CONTRACTOR IS ( ) IS NOT (X) A NOT-FOR-PROFIT ORGANIZATION CONTRACTOR IS ( ) IS NOT (X) A MUNICIPALITY	RENEWAL TERM: (if applicable) FROM: 1/1/08 TO: 12/31/12

APPENDICES ATTACHED AND PART OF THIS AGREEMENT:
(Applicable Appendixes must be checked [X])

APPENDIX A _X_ Standard Clauses as required by the Attorney General for all State contracts.

APPENDIX A-1 _X_ Agency-specific Clauses

APPENDIX B _X_ Budget
_X_ Exhibit A
_X_ Exhibit B

APPENDIX C _X_ Payment and Reporting Schedule

APPENDIX D _X_ Program Workplan

APPENDIX E _X_ Federal Funds Rider

APPENDIX F _X_ Confidentiality Agreement

APPENDIX X _X_ Modification Agreement Form (to accompany modified appendices for changes in term or consideration on an existing period or for renewal periods)

STATE OF NEW YORK
AGREEMENT

This AGREEMENT is hereby made by and between the State of New York agency (STATE) and the public or private agency (CONTRACTOR) identified on the face page hereof.

WITNESSETH:

WHEREAS, the STATE has the authority to regulate and provide funding for the establishment and operation of program services and desires to contract with skilled parties possessing the necessary resources to provide such services; and

WHEREAS, the CONTRACTOR is ready, willing and able to provide such program services and possesses or can make available all necessary qualified personnel, licenses, facilities and expertise to perform or have performed the services required pursuant to the terms of this AGREEMENT:

NOW THEREFORE, in consideration of the promises, responsibilities and covenants herein, the STATE and the CONTRACTOR agree as follows:

I. Conditions of Agreement

A. This AGREEMENT may consist of successive periods (PERIOD), as specified within the AGREEMENT or within a subsequent Modification Agreement((Appendix X). Each additional or superseding PERIOD shall be on the form: specified by the particular State agency, and shall be incorporated int AGREEMENT.

B. Funding for the first PERIOD shall not exceed the contract amount specified on the face page hereof. Funding for each subsequent PERIOD, if any, shall not exceed the amount specified in the appropriate appendix for that PERIOD.

C. This AGREEMENT incorporates the face pages attached and all of the marked appendices identified on the face page hereof.

D. For each succeeding PERIOD of this AGREEMENT, the parties shall prepare new appendices, to the extent that any require modification, and a Modi Agreement (The attached Appendix X is the blank form to be used). Any terms of this AGREEMENT not modified shall remain in effect for each PERIOD of the AGREEMENT.

To modify the AGREEMENT within an existing PERIOD, the parties shall revise or complet 1e appropriate appendix form(s). y change in the amount of consideration to be paid, or change in the term, is subject to the approval of the Office of the State Comptroller. Any other modifications shall be processed in accordance with agency guidelines as stated in Appendix A1.

E. The CONTRACTOR shall perform all services to the satisfaction of the STATE. The CONTRACTOR shall provide services and meet the program objectives summarized in the Program Workplan (Appendix D) in accordance with: provisions of the AGREEMENT; relevant laws, rules and regulations, administrative and fiscal guidelines: and where applicable, operating certificates for facilities or licenses for an activity or program.

F. If the CONTRACTOR enters into subcontracts for the performance of work pursuant to this AGREEMENT, the CONTRACTOR shall take full responsibility for the acts and omissions of its subcontractors. Nothing in the subcontract shall impair the rights of the STATE under this AGREEMENT. No contractual relationship shall be deemed to exist between the subcontractor and the STATE.

G. Appendix A (Standard Clauses as required by the Attorney General for all State contracts) takes precedence over all other parts of the AGREEMENT.

II. Payment and Reporting

A. The CONTRACTOR, to be eligible for payment, shall submit to the STATE's designated payment office (identified in Appendix C) all appropriate documentation as required by the Payment and Reporting Schedule (Appendix C) and by agency fiscal guidelines, in a manner acceptable to the STATE.

B. The STATE shall make payments and any reconciliations in accordance with the Payment and Reporting Schedule (Appendix C). The STATE shall pay the CONTRACTOR, in consideration of contract services for a given PERIOD, a sum not to exceed the amount noted on the face page hereof or in the respective Appendix designating the payment amount for that given PERIOD. This sum shall not duplicate reimbursement from other sources for CONTRACTOR's costs and services provided pursuant to This AGREEMENT.

C. The CONTRACTOR shall meet the audit requirements specified by the STATE.

III. Terminations

A. This AGREEMENT may be terminated at any time upon mutual written consent of the STATE and the CONTRACTOR.

B. The STATE may terminate the AGREEMENT immediately, upon written notice of termination to the CONTRACTOR, if the CONTRACTOR fails to comply with the terms and conditions of this AGREEMENT and/or with any laws, rules regulations,

policies or procedures affecting this AGREEMENT.

C. The STATE may also terminate this AGREEMENT for any reason in accordance with provisions set forth in Appendix A1.

D. Written notice of termination, where required, shall be sent by personal messenger service or by certified mail, return receipt requested. The termination shall be effective in accordance with the terms of the notice.

E. Upon receipt of notice of termination, the CONTRACTOR agrees to cancel, prior to the effective date of any prospective termination, as many outstanding obligations as possible, and agrees not to incur any new obligations after receipt of the notice without approval by the STATE.

F. The
and costs incurred pursuant to terms of the AGREEMENT. In no event shall the STATE be liable for expenses and obligations arising from the program(s) in this AGREEMENT after the termination date.

IV. Indemnification

A. The CONTRACTOR shall be solely responsible and answerable in damages for any and all accidents and/or injuries to persons (including death) or property arising out of or related to the services to be rendered by the CONTRACTC subcontractors pursuant to this AGREEMENT. The CONTRACTOR indemnify
suits, actions, damages and costs of every nature arising out of the provision of services pursuant to this AGREEMENT.

B. The
claim to be an officer, employee or subdivision of the STATE nor make any claim, demand or application to or for any right based upon any different status.

V. Property

Any equipment, furniture, supplies or other property purchased pursuant AGREEMENT is deemed to be the property of the STATE except as may otherwise be governed by Federal or State laws, rules or regulations, or as stated in Appendix A1.

VI. Safeguards for Services and Confidentiality

A. Services performed pursuant to this AGREEMENT are secular in nature and shall be performed in a manner that does not discriminate on the basis of religious belief, or promote or discourage adherence to religion in general or particular religious beliefs.

B. Funds provided pursuant to this AGREEMENT shall not be used for any partisan

political activity, or for activities that may influence legislation or the election or defeat of ar andidate for public office.

C. Information relating to individuals who may receive services pursuant to this AGREEMENT shall be maintained and used only for the purposes intended under the contract and in conformity with applicable provisions of laws and regulations, or specified in Appendix A1.

APPENDIX A

STANDARD CLAUSES FOR ALL NEW YORK STATE CONTRACTS

The parties to the attached contract, license, lease, amendment or other agreement of any kind (hereinafter, "the contract" or "this contract") agree to be bound by the following clauses which are hereby made a part of the contract (the word "Contractor" herein refers to any party other than the State, whether a contractor, licenser, licensee, lessor, lessee or any other party):

1. **EXECUTORY CLAUSE** - In accordance with Section 41 of the State Finance Law, the State shall have no liability under this contract to the Contractor or to anyone else beyond funds appropriated and available for this contract.

2. **NON-ASSIGNMENT CLAUSE** - In accordance with Section 138 of the State Finance Law, this contract may not be assigned by the Contractor or its right, title or interest therein assigned, transferred, conveyed, sublet or otherwise disposed of without the previc consent, in writing, of the State and any attempts to assign the contract without the State's written consent are null and void. The Contractor may, however, assign its right to receive payment without the State's prior written consent unless this contract concerns Certificates of Participation pursuant to Article 5A of the State Finance Law.

3. **COMPTROLLER'S APPROVAL** - In accordance with Section 112 of the State Finance Law (or, if this contract is with the State University or City University of New York, Section 355 or Section 6218 of the Education Law), if this contract exceeds $15.000 or minimum thresholds agreed to by the Office of the State Comptroller for certain S.U.N.Y. and C.U.N.Y. contracts). or if this is an amendment for any amount to a contract which. as so amended. exceeds said statutory amount. or if, by this contract. the State agrees to give something other than money when the value or reasonably estimated value o consideration exceeds $10,000, it shall not be valid, effective or binding upon the State until it has been approved by the State Comptroller and filed in his office.

4. **WORKERS' COMPENSATION BENEFITS** - In accordance with Section 142 of the State Finance Law. this contract shall be void and of no force and effect unl Contractor shall provide and maintain coverage during the life of this contract for the benefit of such employees as are required to be covered by the provisions of the Compensation Law.

5. **NON-DISCRIMINATION REQUIREMENTS** - In accordance with Article 15 of the Executive Law (also known as the Human Rights Law) and all other State and Federa statutory and constitutional non-discrimination provisions. the Contractor w discriminate
sex. national origin. age. disability or martial status. Furthermore. in accordance wi

Section 220-e of the Labor Law, if this is a contract for the construction, alteration or repair of any public building or public work or for the manufacture, sale or distribution of materials, equipment or supplies, and to the extent that this contract shall be performed within the State of New York, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, disability, sex or national origin:

a. discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or

b. discriminate against or intimidate any employee hired for the performance of work under this contract.

If this is a building service contract as defined in Section 230 of the Labor Law, then, in accordance with Section 239 thereof, Contractor agrees that neither it nor its subcontractors shall, by reason of race, creed, color, national origin, age, sex or disability:

a. discriminate in hiring against any New York State citizen who is qualified and available to perform the work; or

b. discriminate against or intimidate any employee hired for the performance of work under this contract.

Contractor is subject to fines of $50.00 per person per day for any violation of Section 220-e or section 239 as well as possible termination of this contract and forfeiture of all moneys due hereunder for a second or subsequent violation.

6. <u>WAGE AND HOURS PROVISIONS</u> - If this is a public work contract covered by Article 8 of the Labor Law or a building service contract covered by Article 9 thereof, neither Contractor's employees nor the employees of its subcontractors may be required or permitted to work more than the number of hours or days stated in said statutes, except as otherwise provided in the Labor Law and as set forth in prevailing wage and supplement schedules issued by the State Labor Department. Furthermore, Contractor and its subcontractors must pay at least the prevailing wage rate and pay or provide the prevailing supplements, including the premium rates for overtime pay, as determined by the State Labor Department in accordance with the Labor Law.

7. <u>NON-COLLUSIVE BIDDING REQUIREMENTS</u> - In accordance with Section 139-d of the State Finance Law, if this contract was awarded based upon the submission of bids, Contractor warrants, under penalty or perjury, that its bid was arrived at independently and without collusion aimed at restricting competition. Contractor further warrants that, at the time Contractor submitted its bid, an authorized and responsible person executed and delivered to the State a non-collusive bidding certification on Contractor's behalf.

8. **INTERNATION.** **BOYCOTT PROHIBITION** - In . ordance with Section 220-f of the Labor Law and Section 139-h of the State Finance Law, if this contract exceeds $5,000, the Contractor agrees, as a material condition of the contract, that neither the Contractor nor any
is participating, or shall participate in an international boycott in violation of the federal Export Administration Act of 1979 (50 USC App. Sections 2401 et seq.) or regulations thereunder. If such Contractor, or any of the aforesaid affiliates of Contractor, is convicted or is otherwise found to have violated said laws or regulations upon the final determination of the United States Commerce Department or any other appropriate agency of the United States subsequent to the contract's execution, such contract, amendment or modification thereto shall be rendered forfeit and void. The Contractor shall so notify th Comptroller within five (5) business days of such conviction, determination or disposition of appeal (2 NYCRR 105.4).

9. **SET-OFF RIGHTS** - The State shall have all of its common law, equitable and statutory rights of set-off. These rights shall include, but not be limited to, the State's option t withhold for the purposes of set-off any moneys due to the Contractor under this contract up to any amounts due and owing to the State with regard to this contract, any other contract with any State department or agency, including any contract for a term commencing prior to the term of this contract, plus any amounts due and owing to the State for any other reason including, without limitation, tax delinquencies, fee delinquencies or monetary penalties relative thereto. The State shall exercise its set-off rights in accordance with normal State practices including, in cases of set-off pursuant to an audit, the finalization of such audit by the State agency, its representatives, or the State Comptroller.

10. **RECORDS** - The Contractor shall establish and maintain complete and accurate books, records,
contract (hereinafter, collectively, "the Records"). The Records must be kept for the balance of the calendar year in which they were made and for six (6) additional years thereafter. The State Comptroller, the Attorney General
an examination, as well as the agency or agencies involved in this contract, shall have access to the Records during normal business hours at an office of the Contractor within the State of New York or, if no such office is available, at a mutually agreeable and reasonable venue within the State, for the term specified above for the purposes of inspection, auditing and copying. The State shall take reasonable steps to protect from public disclosure any of the Records which are exempt from disclosure under Section 87 of the Public Officers Law (the "Statute") provided that:

(i) the Contractor shall timely inform an appropriate State official, in writing, that said records should not be disclosed; and

(ii) said records shall be sufficiently identified; and

(iii) designation of said records as exempt under the Statute is reasonable.

Nothing contained herein shall diminish, or in any way adversely affect, the State's right to discovery in any pending or future litigation.

11. **IDENTIFYING INFORMATION AND PRIVACY NOTIFICATION** -

(a) *Federal Employer Identification Number and/or Federal Social Security Number* - All invoices or New York State standard vouchers submitted for payment for the sale of goods or services or the lease of real or personal property to a New York State agency must include the payee's identification number, i.e., the seller's or lessor's identification number. The number is either the payee's Federal employer identification number or social security number, or both such numbers when the payee has both such numbers. Failure to include this number or numbers may delay payment. Where the payee does not have such number or numbers, the payee, on its invoice or New York State standard voucher, must give the reason or reasons why the payee does not have such number or numbers.

(B) *PRIVACY NOTIFICATION* -

(1) The authority to request the above personal information from a seller of goods or services or a lessor of real or personal property, and the authority to maintain such information, is found in Section 5 of the State Tax Law. Disclosure of this information by the seller or lessor to the State is mandatory. The principal purpose for which the information is collected is to enable the State to identify individuals, businesses and others who have been delinquent in filing tax returns or may have understated their liabilities and to generally identify persons affected by the taxes administered by the Commissioner of Taxation and Finance. The information will be used for tax administration purpose and for any other purpose authorized by law.

(2) The personal information is requested by the purchasing unit of the agency contracting to purchase the goods or services or lease the real or personal property covered by this contract or lease. The information is maintained in New York State's Central Accounting System by the Director of State Accounts, Office of the State Comptroller, AESOB, Albany, New York 12236.

12. **EQUAL EMPLOYMENT OPPORTUNITIES FOR MINORITIES AND WOMEN** - In accordance with Section 312 of the Executive Law, if this contract is:

(i) a written agreement or purchase order instrument, providing for a total expenditure in excess of $25,000.00, whereby a contracting agency is committed to expend or does expend funds in return for labor, services, supplies, equipment, materials or any combination of the foregoing, to be performed for, or rendered or furnished to the contracting agency; or

(ii) a written agreement in excess of $100,000.00 whereby a contracting agency is committed to expend or does expend funds for the acquisition, construction, demolition, replacement, major repair or renovation of real property and improvements thereon; or

(iii) a written agreement in excess of $100,000.00 whereby the owner of a State assisted

housing project is committed to expend or does expend funds for the acquisition,

improvements thereon for such project, then:

a. The Contractor will not discriminate against employees or applicants for employmentbecauseofrace,creed, or martial status, and will undertake or continue existing programs affirmative action to ensure that minority group members and women are afforded equal employment opportunities without discr Affirmative action shall mean recruitment, employment, job assignment, promotion, upgradings, demotion, transfer, layoff, or termination and rates of pay or other forms of compensation;

b. At the request of the contracting agency, the Contractor shall request each employment agency, labor union, or authorized representative of workers with which it has a collective bargaining or other a understanding, to furnish a written statement that such employment agency, laborunionorrepresentativewillnotdiscriminateonthebasisofrace,creed, color, or representative will affirmatively cooperate in the implementation of the contractor's obligations herein; and

c. The Contractor shall state, in all solicitations or advertisemen employees, that, in the performance of the State contract, all qualifi applicants will be afforded equal employment opportunities wi discrimination because of race, creed, color, national origin, sex, a disability or martial status.

Contractor will include the provision of "a", "b" and "c", above in every subcontract over $25,000.00 or design of real property and improvements thereon (the "Work") except where the Work is for the beneficial use of the Contractor. Section 312 does not apply to:

(i) work, goods or services unrelated to this contract; or

(ii) employment outside New York State; or

(iii) banking services, insurance policies or the sale of securities.

The State shall consider compliance by a contractor or subcontractor with the requirements of any federal law concerning equal employment opportunity which effectuates the purpose of this section. The contracting agency shall determine whether the imposition of th requirements of the provisions hereof duplicate or conflict with any such federal law and if such duplication or conflict exists, the contracting agency shall waive the applicability of Section 312 to the extent of such duplication or conflict. Contractor will comply with all dulypromulgatedandlawfulrulesandregulationsoftheDivisionofMinorityand Women's Business Development pertaining hereto.

13. **CONFLICTING TERMS** - In the event of a conflict between the terms of the contract (including any and attachments thereto and amendments thereof) and the terms of this Appendix A, the terms of this Appendix A shall control.

14. **GOVERNING LAW** - This contract shall be governed by the laws of the State of New York except where the Federal supremacy clause requires otherwise.

15. **LATE PAYMENT** - Timeliness of payment and any interest to be paid to Contractor for late payment shall be governed by Article XI-A of the State Finance Law to the extent required by law.

16. **NO ARBITRATION** - Disputes involving this contract, including the breach or alleged breach thereof, may not be submitted to binding arbitration (except where statutorily authorized) but must, instead, be heard in a court of competent jurisdiction of the State of New York.

17: **SERVICES OF PROCESS** - In addition to the methods of service allowed by the State Civil Practice Law & Rules ("CPLR"), Contractor hereby consents to service of process upon it by registered or certified mail, return receipt requested. Service hereunder shall be complete upon Contractor's actual receipt of process or upon the State's receipt of the return thereof by the United States Postal Service as refused or undeliverable. Contractor must promptly notify the State, in writing, of each and every change of address to which services of process can be made. Service by the State to the last known address shall be sufficient. Contractor will have thirty (30) calendar days after services hereunder is complete in which to respond.

18. **PROHIBITION ON PURCHASE OF TROPICAL HARDWOODS.** The Contractor certifies and warrants that all wood products to be used under this contract award will be in accordance with, but not limited to, the specifications and provisions of State Finance Law §165. (Use of Tropical Hardwoods) which prohibits purchase and use of tropical hardwoods, unless specifically exempted, by the State or any governmental agency or political subdivision or public benefit corporation. Qualification for an exemption under this law will be the responsibility of the contractor to establish to meet with the approval of the State.

In addition, when any portion of this contract involving the use of woods, whether supply or installation, is to be performed by any subcontractor, the prime Contractor will indicate and certify in the submitted bid proposal that the subcontractor has been informed and is in compliance with specifications and provisions regarding use of tropical hardwoods as detailed in §165 State Finance Law. Any such use must meet with the approval of the State, otherwise, the bid may not be considered responsive. Under bidder certifications, proof of qualification for exemption will be the responsibility of the Contractor to meet with the approval of the State.

19. **MACBRIDE FAIR EMPLOYMENT PRINCIPLES.** In accordance with the MacBride Fair Employment Principles (Chapter 807 of the Laws of 1992), the Contractor hereby stipulates that the Contractor either:

(a) has no business operations in Northern Ireland, or

(b) shall take lawful steps in good faith to conduct any business operations in No rn Ireland in accordance h the MacBride Fair Employ Principles (as described in Section 165 of the New York State Finance Law), and shall permit independent monitoring of compliance with

20. **OMNIBUS PROCUREMENT ACT OF 1992.** It is the policy of New York State to maximize opportunities for the participation of New York State business enterpris including minority and women-owned business enterprises as bidders, subcontractors and suppliers on its procurement contracts.

Information on the availability of New York State subcontractors and suppliers is available from:

Department of Economic Development
Division for Small Business
30 South Pearl Street
Albany, New York 12245
Tel. 518-292-5220

A directory of certified minority and women-owned business enterprises is available from:

Department of Economic Development
Minority and Women's Business Development Division
30 South Pearl Street
Albany, New York 12245
http://www.empire.state.ny.us

The Omnibus Procurement Act of 1992 requires that by signing this bid proposal or contract, as applicable, Contractors certify that whenever the total bid amount is greater than $1 million:

(a) The Contractor has made reasonable efforts to encourage the participation of New York State Business Enterprises as suppliers and subcontractors, including certified minority
documentation of these efforts to be provided upon request to the State;

(b) The Contractor has complied with the Federal Equal Opportunity Act of 1972 (P.L. 92-261), as amended;

(c) The Contractor agrees to make reasonable efforts to provide notification to New York State residents of employment opportunities on this project through listing any such positions with the Job Service Division of the New York State Department of Labor, or providing such notification in such manner as is consistent with existing collective bargaining contracts or agreements. The Contractor agrees to document these efforts and to provide said documentation to the State upon request; and

(d) The Contractor acknowledges notice that the State may seek to obtain offset credits from foreign countries as a result of this contract and agrees to cooperate with the State in these efforts.

21. **RECIPROCITY AND SANCTIONS PROVISIONS.** Bidders are hereby notified that if their principal pl of business is located in a state tha. nalizes New York State vendors, and if the goods or services they offer will be substantially produced or performed outside New York State, the Omnibus Procurement Act 1994 amendments (Chapter 684, Laws of 1994) require that they be denied contracts which they would otherwise obtain. Contact the Department of Economic Development, Division for Small Business, 30 South Pearl Street, Albany, New York 12245, for a current list of states subject to this provision.

Revised November 2000

IN WITNESS THEREOF, the part, hereto have executed or approved th AGREEMENT on the dates below th signatures.

CONTRACTOR	Contract No. C008211 STATE AGENCY
Secure Systems Inc	Office of Mental Health
By: [signature]	By: [signature]
GREGORY S. LAWSON Printed Name	BARBARA Miller Printed Name
Title: PRESIDENT & CEO	Title: Asst. Director Financial Admin.
Date: MAY 19, 2003	Date: 6/4/03
	State Agency Certification "In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract."

STATE OF NEW ~~YORK~~) JERSEY
) SS.:
County of MONMOUTH)

On this 19 day of MAY, 2003, before me personally came GREGORY S. LAWSON, to me known, who being by me duly sworn, did depose and say that he/she resides at 10 [illegible] and that he/she is PRESIDENT & CEO of the corporation or municipality described and which executed the above instrument, and that he/she executed the above instrument by order of the board of directors of the corporation and that he/she signed his/her name thereto by like order, or that he/she was duly authorized by the municipal corporation described in and which executed the above instrument, and that he/she executed the above instrument pursuant to authority vested in him/her.

(Notary) [signature]

DONALD E. ULLERY, JR.
A Notary Public of New Jersey
My Commission Expires 10/15/2007

ATTORNEY GENERAL'S SIGNATURE	STATE COMPTROLLER'S SIGNATURE
	APPROVED DEPT. OF AUDIT & CONTROL
Title:	Title: JUN 30 2003
Date:	Date: [signature] FOR THE STATE COMPTROLLER

APPENDIX A-I

AGENCY SPECIFIC CLAUSES

I. GENERAL PROVISIONS

1. Unless modified as provided herein, this contract shall begin on 1/1/03 and end on 12/31/07.

2. If applicable, this agreement may be extended for an additional term as defined in the renewal term section on the cover page of the contract.

3. The OMH shall have the right to terminate this contract early for: (i) unavailability of funds; (ii) cause; or (iii) convenience. The OMH may invoke its right to terminate for convenience upon ninety days written notice to the CONTRACTOR of its intent to terminate the contract; except that, if some other provision of the contract gives the State a general right to terminate upon other than 90 days prior notice, that provision of the contract shall govern and 90 days notice shall not be required. If the contract is not terminated, prices may be adjusted only as defined in the bid specifications and APPENDIX B.

4. The OMH may order the CONTRACTOR, in writing, to suspend performance for a reasonable period of time. OMH shall have no obligation to reimburse Contractor's expenses during the suspension period.

5. The CONTRACTOR warrants to the OMH that it may use any design, devise, material, object-code or process comprising all or part of the deliverables.

6. The OMH has an irrevocable, royalty-free, non-exclusive and world-wide license to publish, reproduce, display, disclose or otherwise use any of the contract deliverables.

7. In the event that CONTRACTOR, in the course of performance hereunder, obtains access to information, data or records deemed confidential in accordance with the provisions of Mental Hygiene Law Section 33.13 and/or "protected health information" as such term is defined in 45 C.F.R. Parts 160, 164, then CONTRACTOR shall restrict its use of that information, data or records for the limited purposes of this agreement and in accordance with Appendix F of this agreement, if and as applicable. Any such access shall be neither construed nor considered a disclosure of confidential records to CONTRACTOR, but rather as a ministerial record keeping activity of the OMH. Any further dissemination or any use beyond that specifically authorized, of any such information, data or records, by CONTRACTOR, its agents, successors or associates shall constitute an unlawful disclosure of confidential information in violation of Mental Hygiene Law Section 33.13, and/or 45 C.F.R. Parts 160, 164, as applicable, and CONTRACTOR acknowledges that it has an affirmative obligation to safeguard any such information, data or records from unnecessary distribution amongst its agents and to any third parties. CONTRACTOR specifically agrees to indemnify OMH from damages to third parties flowing from any

instructions for conduct of the applicable program. Such instructions will hereinafter be referred to as "Guidelines". CONTRACTOR shall adhere to provisions contained in the Guidelines. In the event that a conflict exists between the Guidelines and this Agreement, the provisions of this Agreement shall govern.

b. Eligible Expenditures are those actual, reasonable and necessary expenses incurred by the CONTRACTOR in the provision of contract services in accordance with and as limited by the amount set forth for these expenditures in the contract budget as contained in Appendix B, and the rules and regulations of the State Comptroller governing reimbursement of State employees (M/C Bargaining Unit), for expenses incurred while performing State business.

c. Income shall mean those funds available to CONTRACTOR from any source whatsoever, as payment for or reimbursement of costs associated with the provision of Contract Services; but shall not include: funds paid by OMH to the CONTRACTOR pursuant to this Agreement or for purposes other than the provision of Contract Services; or, Gifts or Donations (contributions or endowments from non governmental sources, intended to further the general work and purposes of the CONTRACTOR and not for specific payment of an Eligible Expenditure), and may be limited as set forth in the Guidelines. As is consistent with good and prudent judgement, CONTRACTOR shall maximize all sources of income available to itself or its clients, and, encourage and assist all clients to or, on behalf of clients unable to do so, apply for income to which they are entitled.

d. Sums Subject to Recapture shall equal the amount, under this or any contemporaneous or predecessor agreement, by which any Payment exceeds Eligible Expenditures less Income, for the relevant period, plus the amount by which any Eligible Expenditure exceeds the actual or reasonable expense.

e. The CONTRACTOR shall not be paid for any Contract Services provided where New York State law or regulation requires that an operating certificate or similar authorization from an instrumentality of the State be issued before such Contract Services can legally be provided, unless CONTRACTOR possesses such authorization.

f. Cost of items whose use is shared with non-contract purposes shall be prorated and only the portion utilized for the performance of contract services may be claimed as Eligible Expenditures. Except where payment is being prorated. no items claimed under any other agreement with the State of New York may be claimed hereunder.

2. **ACQUISITION OF PROPERTY**

The CONTRACTOR shall dedicate and utilize any real or personal property purchased with funds provided under this agreement for purposes benefitting this and subsequent agreements with the Office of Mental Health, or its assigns. for the duration of that property's useful life. The CONTRACTOR hereby grants and assigns a purchase money security interest in all such property, even though hereafter acquired. The

instructions for conduct of the applicable program. Such instructions will hereinafter referred to as "Guidelines". CONTRACTOR shall adhere to provisions contained in the Guidelines. In the event that a conflict exists between the Guidelines and this Agreement, the provisions of this Agreement shall govern.

b. Eligible Expenditures are those actual, reasonable and necessary expenses incurred by the CONTRACTOR in the provision of contract services in accordance with and as limited by the amount set forth for these expenditures in the contract budget as contained in Appendix B, and the rules and regulations of the State Comptroller governing reimbursement of State employees (M/C Bargaining Unit), for expenses incurred while performing State business.

c. Income shall mean those funds available to CONTRACTOR from any source whatsoever, as payment for or reimbursement of costs associated with the provision of Contract Services; but shall not include: funds paid by OMH to the CONTRACTOR pursuant to this Agreement or for purposes other than the provision of Contract Services; or, Gifts or Donations (contributions or endowments from non governmental sources, intended to further the general work and purposes of the CONTRACTOR and not for specific payment of an Eligible Expenditure), and may be limited as set forth in the Guidelines. As is consistent with good and prudent judgement, CONTRACTOR shall maximize all sources of income available to itself or its clients, and, encourage and assist all clients to or, on behalf of clients unable to do so, apply for income to which they are entitled.

d. Sums Subject to Recapture shall equal the amount, under this or any contemporaneous or predecessor agreement, by which any Payment exceeds Eligible Expenditures less Income, for the relevant period, plus the amount by which any Eligible Expenditure exceeds the actual or reasonable expense.

e. The CONTRACTOR shall not be paid for any Contract Services provided where New York State law or regulation requires that an operating certificate or similar authorization from an instrumentality of the State be issued before such Contract Services can legally be provided, unless CONTRACTOR possesses such authorization.

f. Cost of items whose use is shared with non-contract purposes shall be prorated and only the portion utilized for the performance of contract services may be claimed as Eligible Expenditures. Except where payment is being prorated, no items claimed under any other agreement with the State of New York may be claimed hereunder.

2. **ACQUISITION OF PROPERTY**

The CONTRACTOR shall dedicate and utilize any real or personal property purchased with funds provided under this agreement for purposes benefitting this and subsequent agreements with the Office of Mental Health, or its assigns, for the duration of that property's useful life. The CONTRACTOR hereby grants and assigns a purchase money security interest in all such property, even though hereafter acquired. The

CONTRACTOR agrees that it will comply with the requirements concerning solicitation of bids and quotat ; as set forth in the Guidelines. CC RACTOR shall cause sufficient insurance to be carried to cover all property acquired or let by the CONTRACTOR by virtue of this agreement, by reason of loss or damage attributable to any cause other than normal wear and tear.

3. **OPTIONAL PAYMENT PROVISIONS**

In the event that a contractor is a Not For Profit Organization and that a Successor Agreement or modification agreement has not been executed by the parties hereto and approved by and filed with the OSC, on or before the expiration of this Agreement, or of a fiscal year, in the discretion of the OMH, and, in return for CONTRACTOR's continued provision of Contract Services, this Agreement or that fiscal year may be extended and a sum as set forth in the Payment and Reporting Schedule contained in Appendix C may be designated as an optional Total OMH payment, for the period set forth therein. The optional payment to be made under the provisions of this Paragraph shall be a sum Subject to Recapture for a succeeding Contract Period or under a Successor Agreement.

III. COMMUNITY MENTAL HEALTH FACILITY REAL ESTATE PROVISIONS

1. OMH has the right to review any new lease for rental of real estate operated as a necessary adjunct to the provision of the community mental health services as specified in this contract, if applicable, and any modifications, amendments or extensions of an existing lease prior to its execution. If, in its discretion, OMH disapproves of any lease, then OMH shall not be obligated to make any Facility Real Estate payments for such property.

2. No member, officer, director or employee of CONTRACTOR shall retain or acquire any interest, direct or indirect, in any Facility Real Estate, nor retain any interest, direct or indirect, in such, without full and complete prior disclosure of such interest and the date of acquisition thereof, in writing to the CONTRACTOR and the OMH.

FAILURE TO COMPLY:

In the event SSI defaults in any material respect in performing its obligations and responsibilities under this Agreement, OMH shall be released from all obligations to SSI hereunder, including any obligations to make payments of any kind to SSI except the obligation to protect the proprietary intellectual property (software and firmware) of Secure System, Inc. If the Contract is terminated as a result of SSI's non-performance or unsatisfactory performance, OMH shall be entitled to compensatory damages as enumerated in Section III and IX. In addition, to any other damages, SSI shall be responsible for any sums OMH pays another Contractor to perform the agreed upon services. In addition to any other remedies available, such amounts may be deducted from any amounts due to SSI. Cancellation of this Agreement is not a pre condition for this provision to be effective.

LIMITATIONS OF LIABILITIES

1.SSI shall indemnify and save harmless the OMH from suits, actions, damages, and costs of every name and description relating to or in any way connected with it's performance

under this Agreement, and the OMH may retain such mor[illegible] from the amount due SSI as may be necessary [illegible] satisfy any claim for damages, costs and the like asserted against the OMH. OMH shall not be liable for any special or consequential damages arising directly or indirectly from this Agreement, or from the performance of OMH or others under this Agreement.

2. OMH shall indemnify and save harmless SSI from suits, actions, damages, and costs of every name and description relating to or in any way connected with OMH's operation of the system under this Agreement.

3. **Insurance:** SSI shall at its own expense, obtain and maintain in full force and effect, insurance, on an occurrence and not a claims made basis, for liability for damages imposed by law, of the kinds and in the amounts hereinafter provided with insurance companies licensed to do such business in the State covering all operations under the Agreement whether performed by SSI or by subcontractors. The kinds and amount of insurance are as follows:

Workers' Compensation Insurance - A policy covering the obligations of SSI in accordance with the Workers' Compensation Law and the Disability Benefits Law covering all operations under this Agreement, whether performed by SSI or by its subcontractor.

Liability and Property Damage Insurance - Each policy having limits of not less than:

Bodily Injury Liability	
Each Occurrence	$2,000,000
Property Damage	
Each Incident	$2,000,000
Liability Aggregate	$2,000,000

For all damages arising during the policy period, shall be furnished in the types specified, viz:

1. SSI's Liability Insurance issued to and covering the liability (a) for damages imposed by law upon SSI, and (b) including in such liability insurance policy thee related provisions in Specifications with regard to indemnifying and holding the State harmless from any suits, actions, damages and costs of every name and description with respect to all Work performed by SSI and its subcontractor under the Agreement;

2. SSI's Liability Insurance issued to and covering the liability of damages imposed by law upon each subcontractor with respect to all Work performed by said subcontractor under the Agreement;

3. SSI's Protective Liability Insurance issued to and covering the liability for damages imposed by law upon SSI with respect to all Work under the Agreement performed for SSI by subcontractors;

4. Protective Liability Insurance issued to and covering the liability for damages imposed by law upon The People of the State of New York and the Commissioner of Mental Health and all employees of the Commissioner both officially and personally.

with respect to all operations under the Agreement by SSI or its employees, including omissions and supervisory acts of the State;

5. Completed Operations' Liability Insurance issued to and covering the liability for damages imposed by law upon SSI and each subcontractor arising between the date of the final cessation of the Work and the date of final acceptance thereof, out of that part of the Work performed by each.

Before commencing the Work, SSI shall furnish to the OMH a certificate or certificates of insurance, in a form satisfactory to the OMH, showing that SSI has complied with this Article, which certificate or certificates shall provide that the policies shall not be changed or cancelled or coverage terminated for any reason including expiration of the policy until thirty (30) days after written notice has been received by OMH. Any notice shall be addressed to Office of Mental Health, Capital Operations Unit R, 75 New Scotland Avenue, Albany, NY 12208, and shall be mailed via certified mail.

APPENDIX B

BUDGET

Current Facility listing/Warranty Costs: 1/1/03 - 12/31/04

CDPC Crisis Unit	$ 249.50/mo x 12 mos =	$ 2,994
Brooklyn Kids	$2147.66/mo x 12mos =	$25,772
Hudson River	$1303.00/mo x 12 mos =	$15,636
Mid-Hudson	$1730.66/mo x 12mos =	$20,768
	Total:	$65,170

Anticipated year one additons:

Central NY	(6/1/03)	$3043.76/mo x 7 mos =	$21,306
Creedmoor	(8/1/03)	$3238.92/mo x 5mos =	$16,194
Buffalo	(8/1/03)	$2086.40/mo x 5 mos =	$10,432
		Total:	$47,932

Non warranty repairs: $79.50/hr

Estimating 120 hours/year @$79.50/hr	$9540
Estimating parts costs	$3000
Estimated Year One Total:	$125,642

1/1/03 - 12/31/03	$125,642
* 1/1/04 - 12/31/04	$475,137
**1/1/05 - 12/31/05	$528,956
**1/1/06 - 12/31/06	$544,825
**1/1/07 - 12/31/07	$561,170
Estimated Non warranty repair costs (labor and parts)	$40,000
Estimated 5 Year Total:	$2,275,730

* Includes additional equipment/sites (each site prorated based on anticipated add on date) as defined in Exhibit A. ** Also includes an estimated 3% CPI increase. Reference escalation language defined in Appendix C.

EXHIBIT A

Facility:	Anticipated Inclusion Date:	Estimated Monthly Cost:
Bronx and Bronx Children	2/1/04	$5843.72
Binghamton	2/1/04	$1568.58
Kingsboro (Phase One)	2/1/04	$2358.34
Rockland	2/1/04	$4365.45
Elmira	3/1/04	$1947.46
Manhattan	3/1/04	$4092.45
NYPI	4/1/04	$ 446.18
Pilgrim	4/1/04	$6195.55
St Lawrence (Trinity)	4/1/04	$ 976.10
Rochester	5/1/04	$1641.90
Hutchings	6/1/04	$2415.40
Rockland C&Y	6/1/04	$ 911.46
South Beach	6/1/04	$3408.82
Sagamore	9/1/04	$1184.17
Western NY	9/1/04	$1115.59
CDPC	1/1/05	$2021.07
Queens Children	1/1/05	$1276.04

05/03

Lee,
This is the latest version of this document (5/3).
Our copier machine is unable to copy the entire page.

Secure System, Inc. Maint, contracts w/State of NY	COPC Clinic	MidHudson	Brooklyn Childrens	Hudson River	Bu
System Price	$ 33,610	$ 202,840	$ 294,550	$ 207,920	$ 2
nnual Service & SW Lic @ 8.75%	$ 2,941	17,748.50	$ 25,773.13	$ 18,193.00	$ 25,
e Date	9/1/1999	3/1/2000	6/1/2000	5/1/01	8/1/
t	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
ng					
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	warran
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.78	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
8/1/2004	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
9/1/2004	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
10/1/2004	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
11/1/2004	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
12/1/2004	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
1/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
2/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
3/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
4/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
5/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
6/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
7/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
8/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
9/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
10/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
11/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
12/1/2005	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
1/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
2/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
3/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
4/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
5/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
6/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
7/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2
8/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
9/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
10/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.
11/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
12/1/2006	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
1/1/2007	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
2/1/2007	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2,
3/1/2007	$ 245.07	$ 1,479.04	$ 2,147.76	$ 1,516.08	$ 2.

Number in *RED and/or Italics* are Estimates

Estimate accuracy may be influenced by changes in coverage and / or actual project completion d
Brooklyn Children's and MidHudson do not have Alert Systems. It is likely that this feature will be
St. Lawrence Phase 2 not shown - not enough current info
Note:
Does not include effect of price increases tied to consumer price index.
Does not include work performed beyond the scope of the Service Agreement or Force Majure.

Exhibit B

FOR THE TERM: January 2003 – December 2004

STRAIGHT TIME HOURLY RATE: $ 79.50 (including travel time) + Travel/Lodging to be reimbursed as defined by the New York State Office of the Controller at www.osc.state.ny.us

OVERTIME AND HOLIDAY RATE: $106.00 (after 8 hours / day, all day Saturday, Sunday or NY State Holidays) + Travel/Lodging defined above.

MATERIAL PRICE LIST (price per each, freight and installation are not included):

Item Description	Acronym	Unit Price in $	
Personal Alarm Device (Basic Unit)	PAL	73.50	
Personal Alarm Test Station	PAL TEST	500.	
Device Activated Detector	DAD	168.	
Exterior Device Activated Detector	EDAD	224.	
Heated Exterior Device Activated Detector	HEDAD	440.	
Building Alarm Reporting Device	BARD	4455.	
Local Alarm Reporting Device	LARD	2233.	
Local Alarm Reporting Device Plus	LARD+	2332.	
Remote Base Station Receiver/Transmitter	RBASE	1733.	
Base Station Receiver/Transmitter	BASE	1733.	
Base Station Receiver/Transmitter Plus	BASE+	1933.	no port
Alarm Computer Systems		8400.	3 Pentium III's with UPS
Video Capture System		1575.	
Pin Feed Printer		425.	
Alert Computer System		1470. + 220 configuration fee	
Alert Computer Speaker System		200.	
Heater in Exterior Enclosure (if so equipped)		121.	
External Antenna		83.	
Lightning Arresters		55.	

APPENDIX C

PAYMENT AND REPORTING SCHEDULE

Periodically, when monies are due CONTRACTOR, CONTRACTOR shall submit to the Designated Payment Office a properly completed invoice together with required supporting documentation, in a format satisfactory to the OMH. For purposes of this provision and Article 11A of the State Finance Law, the Designated Payment Office shall be:

NY State Office of Mental Health
Consolidated Business Office - Unit P
75 New Scotland Avenue
Albany, New York, 12208

REFERENCE CONTRACT NUMBER C008211 AND AGENCY CODE 50000 ON ALL INVOICES AND CORRESPONDENCE.

Payments to CONTRACTOR will be due thirty (30) days thereafter and shall be made in accordance with usual State practices. However, no payments shall be due prior to the date upon which this Agreement was approved by the New York State Office of the State Comptroller. Additionally, the OMH may at its discretion, withhold any payment due under this Agreement until such time as the CONTRACTOR has submitted to OMH all Deliverables, including reports, which are due prior to invoice submission.

PAYMENT PROVISIONS:

1. The annual payment for warranty service and Software License under this Agreement (including the furnishing of all parts and labor necessary for repair and maintenance of the Equipment) for the first

and second year of maintenance shall be 8.75% (percent) of the purchase price paid to SSI for the initial system installation plus any additions as defined in Exhibit A paid monthly in arrears. (Half of the annual payment is for the Software and firmware License).

2. The maximum annual warranty services charge and Software License (including the furnishing of all parts and labor necessary for testing, repair and maintenance of the Equipment) for the Third, Forth and Fifth years of the term of this Agreement, shall increase or decrease by the rate of the previous year by the percentage of increase or decrease in thet Consumer Price Index (CPI) All Urban Consumers/All Items index ending three months (90 days) prior to the anniversary date calculated for the prior 12 month time period.. In the event that such index should be discontinued or materially altered in methods of compilation, the figure to be used on each such yearly anniversary shall be the applicable figure taken from that index in general use, which is most closely comparable to such CPI Index. All changes in the annual rate shall be made only upon written request from SSI no later then 30 days prior to effective date and with prior written approval by OMH. There will not be any retroactive adjustments allowed.

3. Payment for the sixth year of the second five year term of this Agreement generally shall not exceed a cumulative total of the CPI for the preceding years. Rate adjustments for years seven through ten will be as defined in number 2 above.

4. The annual warranty services rate for any year shall be adjusted to reflect the current size and units in the system being serviced as agreed in Exhibit A annually.

Non Warranty Payments

1. In the event of a natural disaster causing severe damage to, or complete destruction of the Equipment, SSI will respond immediately and use its best efforts to provide such temporary service as may be required by OMH while the Equipment is being repaired. OMH will pay monthly in arrears for any services utilized for repair and parts at SSI's then standard published time and materials rates as listed in Exhibit B.

2. In the event of extraordinary repair resulting from an incident outside the coverage of this agreement (i.e., fire or other act of God, willful or accidental destruction of the Equipment by OMH patients, contractors or, employees disaster damage, lightning, etc.), or upon completion of program changes or modifications requested by OMH. OMH will pay monthly in arrears for any services utilized for repair and parts at SSI'S then standard published time and materials rates as listed in Exhibit B.

TIME AND MATERIALS

Basis for System Expansions and/or Non Warranty Repairs

- Shall mean a method of payment monthly to SSI for extraordinary repairs upon FACILITY verification of completion of repair resulting from an incident outside the coverage of this agreement and upon completion of program changes or modifications requested by OMH.

- Payment shall be in accordance with SSI's standard published parts and labor rates as identified in Exhibit B. In addition, SSI shall identify in Exhibit B what percentage of this CONTRACT cost which is attributable to Labor, and the percentage attributable to Materials.

- Time and Materials rates shall be guaranteed for two years with annual updates throughout the term of this Agreement.

- All changes in the Time and Materials rates, on an annual renewal shall be made only upon written request from SSI and with prior written approval by OMH. Annual Time and Material price adjustments will be allowed in accordance with the escalation procedures identified Warranty Payments of this Agreement. OMH reserves the right to cancel this Agreement should prior approval not be obtained or if OMH deems the rates are excessive.

- Custom software development for OMH will be quoted on a by feature basis in advance of the development.

WARRANTY SERVICES CREDIT:

Upon SSI's failure to provide service as specified in Section II.6.d.i, Emergency Service, OMH shall be entitled to a credit of One Hundred ($100) dollars for each hour of delay beyond the allowed response time for each occurrence. Unless such service failure is caused by an element referenced in Force Majeure.

REPORTING PROCEDURES

SSI's servicing technicians will be required to sign in and out in accordance with OMH established procedure. SSI will be further obligated to provide a monthly written report to the OMH detailing all work performed for the month. For this report SSI shall maintain a complete written record of all emergency service, replacement, and repair work performed. This information shall be consolidated by SSI into a monthly report to the OMH. This monthly report shall indicate the equipment worked on, the date work was performed, type of work (callback. replacement or repair), brief description of the work performed, including inspections made, adjustments, repairs, and other work done, faults, defects noted. repairs

required, safety hazards noted, and completed lubrication schedule of the security equipment, man-hours expended, and the spare materials used.

APPENDIX D

PROGRAM WORK PLAN

SECURE SYSTEM, INC.

The Office of Mental Health is in need of a license to operate the equipment software, and SSI is the owner of the software and firmware operating the Personal Security Systems equipment at the FACILITY, and is willing to grant a non-transferable software license during the term of this agreement. SSI will warrant and maintain the Personal Security Systems equipment at the FACILITY, and will provide the necessary service to ensure proper functioning of such Equipment,

In consideration of the mutual undertakings and covenants herein contained, the parties agree as follows:

Definition of Terms

__Equipment__ - Exhibit A shall include all Personal Security equipment **initially** installed at or delivered to the FACILITY. Exhibit A shall also include the **initial** SSI system price as a basis for calculating the warranty and software license price. Exhibit A shall also include a detailed description of the Buildings, Floors and Grounds covered. If at a later date additional equipment is installed or delivered to the FACILITY Exhibit A shall be amended to reflect that change.

CONTRACT, for an initial period of five (5) years, renewable, for another five (5) year term at OMH's option, upon the terms and conditions hereinafter.

Full maintenance service includes all components of service, including emergency call back service on an as needed basis, during the period of the contract.

Full maintenance service also includes all components and accessories not specified but essential for the proper operation and functioning of the complete system, systematic examinations, adjustments, calibration, repair and replacement of the systems component parts.

5. The only circumstances where SSI shall not be obligated under this Agreement to repair damage at no additional cost is where such damage was caused by fire or other act of God (except that which was caused by SSI) or by willful or accidental destruction of the Equipment by OMH employees, patients, or others (not the responsibility of SSI). With respect to repair for which SSI is not obligated under this section, OMH will pay monthly in arrears for any services utilized for repair and parts at SSI'S then standard published time and materials rates as listed in Exhibit B.

SSI shall provide services requested by the OMH under this Agreement in accordance with the following:

PERSONAL SECURITY SYSTEM for the BUILDINGS and COVERED GROUNDS as defined in Exhibit A.

Every Three Months:

- Inspect and Clean Bard
- Verify Alarm System Data Base Integrity, Analyze and Correct notify facility of any discrepancies caused by improper operation.
- Verify PAL Tester Performance & Operation, Repair and or Replace, if necessary.

Annually:

- Visual inspect all Antennae, Replace if damaged.
- Clean Antenna and Reseal Base.
- Verify that communications conform to specifications and Licenses.
- Clean Computers, removing all dust and dirt.

As Necessary:

- Replace batteries in Lard, Lard+, Base, Base+, RBase, and Bard.
- Replace UPS units or batteries.

Training:

- Initially all system operators on each shift will have been trained on system features, functions and operation.
- Initially all users of personal alarm devices will have received written instructions for the use, testing and care of their device (PAL). The FACILITY will provide written instructions for the use, testing and care of the personal alarm device (PAL) to any new employee.
- Periodic retraining of system operators is included in this agreement at a time mutually agreed between FACILITY and SSI. Typically this retraining will occur on a scheduled site visit.

Hardware, Firmware and Software:

- All product enhancements, features, functions or upgrades necessary for the systems operating efficiency will be made at SSI's expense.

- All other product enhancements, features, functions or upgrades that extend system capability will optionally be made available to OMH at a price negotiated at that time.
- All system software and firmware are the proprietary intellectual property of Secure System, Inc. The FACILITY and OMH will take the same measures to protect the security and privacy of this property that they apply to State of New York property.

Maintenance and Repair Service:

- SSI agrees to supply maintenance repair service on the following basis:
  Monday through Friday 8:00 AM to 4:30 PM
  (New York State legal holidays excepted).

- FACILITY agrees to assist with the remote diagnostic procedures, if requested. This might include: enabling modem communications, rebooting a computer or resetting a device.

Emergency Service:

- Emergency Telephone Service shall be initiated by SSI within 2 hours of notification by OMH/FACILITY. FACILITY agrees to assist with remote diagnostic procedures. This might include: enabling modem communications, rebooting a computer or resetting a device. If the problem is not resolved by the remote diagnostic procedures SSI will, if required, have a workman report to the site within an 8 hour period. The FACILITY agrees that an Emergency Service site visit will not be required without first facilitating the remote diagnostic procedures.

- Emergency Service, 24 hours a day, seven days a week including all holidays, shall be included in the cost of this agreement.

- SSI further agrees to provide the owners with a minimum of two (2) telephone numbers at which technicians may be reached in the event of an "out-of-hours" emergency.

Spare Parts:

The FACILITY is responsible for the state owned spare parts listed on Exhibit A. If SSI desires to remove any component(s) of the Spare Parts inventory form the Premises, SSI shall notify FACILITY / OMH and provide an acceptable commitment date to replenish or repair the item(s).

All replacement parts are to be those specified and used by the original manufacturer (SSI); therefore, if this agreement is assigned, the successful CONTRACTOR must be able to submit evidence of a direct distributor or dealer relationship between his firm and manufacturer of original equipment (SSI). The successful CONTRACTOR must be able to demonstrate evidence of having participated as a manufacturer, distributor or dealer in the Electronic Personal Security business for a minimum of five (5) years.

SSI shall be responsible for ensuring the continuity of service. OMH may assign this agreement without the consent of SSI. SSI agrees not to assign this Agreement without the prior written consent of OMH.

OMH/FACILITY agrees to grant to SSI or SSI's representative free access to the Equipment, for the purposes of performing SSI's obligations under this Agreement, subject to OMH's standard operating and security procedures.

SSI agrees to provide the OMH an invoice detailing all non-warranty items of equipment replaced or installed. SSI shall be responsible for notifying OMH in writing, of the existence or development of any defects in, or repairs required to the equipment which is not considered to be the responsibility of SSI. SSI shall furnish OMH with a written estimate of the cost to correct any such defects or make the required repairs. OMH reserves the right to make the final determination concerning the responsibility for such defects, corrections or repairs. Any repairs which are not SSI's responsibility will be paid at the material and labor rates identified in Exhibit B of this Agreement.

In the event that this agreement has been assigned by OMH, all materials required for the above mentioned repairs will be paid at the cost of material in Exhibit B plus the percent of mark-up indicated below:

Twenty (20) percent mark-up above cost for all materials supplied by the bidder.
Mark-ups inconsistent with those of the industry will not be considered.
If this agreement is assigned the software license may be paid by the bidder but the license is non transferable, licensee remains OMH.

Non-Warranty Repair Time Report

SSI shall furnish OMH completed additional time and material reports of work done and repairs on emergency call backs or work requested by the Owner to determine basis and amount of any extra charges that may be warranted for non warranty repairs.

1. **Local Conditions Covering Work Site:** SSI shall cooperate with Facility administrators and personnel to prevent the entrance and exit of all workmen and/or others whose presence is forbidden or undesirable and in bringing, storing and removing of all materials and equipment, to observe all rules and regulations in force on the grounds, to avoid unnecessary dust, or accumulated debris or the undue interference with the convenience, sanitation or routine of the FACILITY (and to prevent the loss of, or damage to property of the OMH and/or its employees). SSI shall repair any and all damage caused by SSI to the building or property, to the full satisfaction of the OMH (old or previously damages ceiling tiles are exempt).

2. **Check-In - Check-Out:** SSI's service representative shall sign in with the FACILITIY Security Chief or designated representative upon entering the premises and receive any reports on equipment deficiencies that need correction. Service representative shall also sign out with FACILITY representative at completion of service visit and submit standard service report detailing work completed, parts and labor.

3. **Shut-Down of Central Security System:** All security equipment shut-down or out-of-service requirements requested by SSI shall be coordinated and approved by the Security Chief or designee before any equipment shall be removed from service.

Minimum Staff Requirements

1. Only Factory authorized service representatives shall be assigned to perform maintenance as stipulated in this Agreement. Service Technicians assigned by SSI shall be thoroughly qualified in all respects to perform the maintenance and repairs which may become necessary during the terms of this Agreement.

2. SSI shall have and maintain backup Factory authorized service representatives who are completely qualified in all respects to assume the maintenance of the equipment covered by this Agreement in the event of sickness or other causes of absence of the assigned representative. The OMH reserves the right to reject a technician who is not performing satisfactorily.

3. **Temporary Service:** In the event of a natural disaster causing severe damage to, or complete destruction of the Equipment, SSI will respond immediately and use its best efforts to provide such temporary service as may be required by OMH while the Equipment is being repaired. The OMH understands that such service will be provided on a time and material basis as stated in Exhibit B.

SSI's Representation and Warranties

1. SSI is authorized to warrant and capable to maintain the OMH's Equipment described in Exhibit A.

2. SSI will warrant, maintain/repair and replace Equipment, Software and Firmware in accordance with the terms and conditions of this Agreement.

3. During the terms of this Agreement, SSI will maintain and make available to OMH necessary levels of manpower to ensure proper performance by SSI of its obligations and responsibilities under this Agreement.

4. SSI will not sell systems in similar volumes at a lower price to any other end user.

Inspection

The quality of maintenance service shall be subject to inspection by the FACILITY or OMH. If it is found that the quality of the maintenance service being performed is not satisfactory, and that the requirements of this Agreement are not being met, SSI will be notified of these deficiencies in writing, and it shall be SSI's responsibility to make the necessary corrections within ten (10) working days after receipt of such notice. In the event that the deficiencies have not been corrected within ten (10) working days, the OMH may terminate the equipment support portion of this Agreement, and employ a Contractor to place the equipment in a satisfactory condition. SSI shall be liable to the OMH for such cost. If the FACILITY continues to operate the system, the software license must be kept current.

Performance

The quality of system performance shall be subject to inspection by the FACILITY or OMH. If it is found that the quality of system performance is not satisfactory, and that the detection requirements are not being met, SSI will be notified of these deficiencies, and it shall be SSI's responsibility to make the necessary corrections within ten (10) working days after receipt of such notice. After completion of the required tests, SSI is required to submit a document to the OMH providing at a minimum the following information:

(a) Type of test.

(b) Name of individual performing test.

(c) Name and Building of the FACILITY being tested.

(d) Indicate date test was made.

(e) Signature of individual performing tests.

(f) Any additional applicable remarks.

(g) Name of the State of New York representative witnessing the test, if required.

System Acceptance Test Guidelines and Procedures (ATP)

The purpose of these guidelines is to define standard testing perimeters so that the performance test procedures correspond to and simulate the way the system is actually used in operation. The guidelines and procedures, parameters and remedies, if any, are organized into five (5)

headings: Personal Alarm Device (PAL), System Acceptance Test Guideline and Procedure (ATP), Zone or Area Detection, Room Detection and Exterior Detection.

The Personal Alarm Device (PAL)

When Users are issued PALs they are advised to choose where they are going to carry the PAL, considering their ability to operate the PAL quickly in an emergency situation. A popular choice is on a key ring.

To trigger an alarm the User presses the depression in the PAL case firmly for 2 or 3 seconds. Then the User intervenes on behalf of another individual or defends themselves. The resulting motion causes the PAL's transmission antenna to re-orient during the alarm transmission sequence. During an alarm event the system continues to track and report the User's current location for two (2) minutes as long as they keep possession of their PAL. (ATP or Test PALs do not transmit for the full two (2) minute cycle.)

System Acceptance Test Guideline and Procedure

The number of tests required for acceptance testing varies based on the size of the area being protected. Generally, tests should be made in each area. A large Zone would require more tests to assure adequate detection coverage than a small room. Typically a Room might require one (1) to two (2) test transmissions and a large Zone might require three (3) or four (4). Generally exterior areas are easier to test because of fewer irregularities or obstructions.

The ATP process should be conducted jointly with the Customer or his representative and SSI. With SSI personnel monitoring the Alarm computers and SSI and Customer personnel in the area being tested the process starts and is repeated until finished. To simulate an actual alarm the Tester should activate

the test PAL and move in several axis' as if fending off or lending aid to another person. The Test PAL should be kept in the Testers possession and not be placed against any metal objects during the test. The Tester should not use his body to abnormally shield the transmissions.

After the Alarm system displays the location, SSI personnel will identify the location of the Alarm via two-way radio. SSI personnel will record the result of the test and note any pertinent information about the conduct of the test. The information will be used to guide corrective action, if required. Corrective action might include adjustment of system or correction in accordance with the guidelines contained in the Zone or Area Detection, Room Detection and Exterior Detection sections of this document.

Zone or Area Detection

Zone or Area Detection is defined as system coverage where the alarm area typically includes several rooms. Zones sizes vary but are typically from 30 feet by 30 feet to 40 feet by 40 feet. In Area Coverage the system is designed and tuned such that the individual triggering the alarm will be somewhere inside the Zone as displayed on the Alarm System computers.

If after final tuning, detection in a Zone is deemed marginal, by SSI personnel, the display map will be adjusted to assure that the individual is inside the Alarm System display. This can be accomplished by overlapping a zone or by applying a yellow "guard-band" around the red alarm location map. The purpose of the guard band is to display a potential adjacent location of the individual summoning help.

Room Detection

Room Detection is defined as system coverage where the alarm area is typically a single room or a room and a small adjacent area. Room sizes can vary but the aspect ratio cannot be excessive (10 feet by 10 feet is OK, 10 feet by 5 feet is not). In Room Coverage the system is designed and tuned

such that the individual triggering the alarm will be somewhere inside the Room as displayed on the Alarm System computers.

Room Detection tuning is extremely complicated and is influenced by many variables, some predictable and some not predictable. While SSI will make every reasonable effort to assure the precision of Room Detection it may not be achievable in 100 percent of the rooms in a project.

If after final tuning, detection in a Room is deemed marginal, by SSI personnel, the display map will be adjusted to assure that the individual is inside the Alarm System display. This may require overlapping the room with an adjacent room map or by applying a yellow "guard-band" around the red alarm location map. The purpose of the guard band is to display a potential adjacent location of the individual summoning help.

EXTERIOR DETECTION:

Exterior Detection is defined as system coverage where the alarm area is outdoors. Areas of detection are significantly larger than Area or Room coverage and are typically highly variable in size. In Exterior Coverage the system is designed and tuned such that the individual triggering the alarm will likely be somewhere inside the Zone as displayed on the Alarm System computers. (In an exterior system the area of coverage will in fact be a greater area than the area indicated by the map. As an example if a fenced courtyard is the protected zone, the area immediately beyond the fence might be covered by the system as well. In this case the Users must be advised to only expect coverage in the protected areas.) If after final tuning, detection in an Exterior Zone is deemed marginal, by SSI personnel, the display map will be adjusted to assure that the individual is inside the Alarm System display. This can be accomplished by overlapping a zone or by applying a yellow "guard-band" around the red alarm location map. The purpose of the guard band is to display a potential adjacent location of the individual summoning help. An alarm in very close proximity to an exterior wall may be a

significant variable. If the wall does not contain sufficient mass or contain foil backed insulation detection precision can be compromised. While SSI will make every reasonable effort to minimize this problem it may not be able to eliminate the problem. If an exterior alarm is triggered within several feet of an exterior wall it may be voted as an interior alarm. This condition typically only occurs during testing within three (3) feet from the wall.

DRAWINGS AND WIRING DIAGRAMS

1. At the expiration of this Agreement, SSI shall turn over to the OMH two (2) copies of any such drawings, schematic or wiring diagrams that changed from the initial or subsequent system installations, plus two (2) new updated operation manuals. All such technical materials shall faithfully represent the then current "as modified" condition of all the OMH equipment which was covered by SSI.

2. Any and all drawings and wiring diagrams furnished SSI by OMH or drawings and wiring diagrams prepared by SSI for work under the Agreement shall be considered the property of the OMH and shall be accessible to the OMH at all times, and be turned over to the OMH upon demand.

EXECUTORY CLAUSE

This Agreement shall be deemed executory only to the extent of money available to the State for performance of the terms hereof and no liability on account thereof shall be incurred by the State of New York beyond monies available for the purpose thereof.

APPENDIX F

CONFIDENTIALITY AGREEMENT

1. The terms and conditions of this document entitled "Appendix F, Confidentiality Agreement" ("Confidentiality Agreement"), and attached to and incorporated in the Agreement, shall apply in the event that Protected Health Information (as defined below) is used or disclosed in connection with or in the course of Contractor's performance of the Agreement.

2. For purposes of this Confidentiality Agreement, the term "Contractor" shall mean and include the term "Business Associate" as such term is defined in 45 CFR §164.501.

3. **Definitions:** Terms used, but not otherwise defined, in this Confidentiality Agreement shall have the same meaning as those terms in 45 CFR §§160.103, 164.103, and 164.501.

   a. *Covered Entity*. "Covered Entity" shall mean the New York State Office of Mental Health.

   b. *Individual*. "Individual" shall have the same meaning as the term "individual" in 45 CFR §160.103 and shall include a person who qualifies as a personal representative in accordance with 45 CFR § 164.502(g).

   c. *Privacy Rule*. "Privacy Rule" shall mean the Standards for Privacy of Individually Identifiable Health Information at 45 CFR Parts160 and 164, subparts A and E.

   d. *Protected Health Information*. "Protected Health Information" shall have the same meaning as the term "protected health information" in 45 CFR § 160.103, but is limited to the protected health information created or received by Contractor for or on behalf of Covered Entity in connection with or in the course of Contractor's performance of the Agreement.

   e. *Required By Law*. "Required By Law" shall have the same meaning as the term "Required By Law" in 45 CFR § 164.103.

   f. *Secretary*. "Secretary" shall mean the Secretary of the Federal Department of Health and Human Services or his/her designee.

4. **Obligations and Activities of Contractor**

a. Contractor agrees to not use or disclose Protected Health Information other than as permitted or required by the Agreement or as Required By Law.

b. Contractor agrees to use appropriate safeguards to prevent use or disclosure of the Protected Health Information other than as provided for by the Agreement.

c. Contractor agrees to mitigate, to the extent practicable, any harmful effect that is known to Contractor of a use or disclosure of Protected Health Information by Contractor in violation of the requirements of the Agreement.

d. Contractor agrees to report to Covered Entity any use or disclosure of the Protected Health Information not provided for by the Agreement of which it becomes aware.

e. Contractor agrees to ensure that any agent or subcontractor of Contractor to whom Contractor provides Protected Health Information received from, or created or received by Contractor on behalf of Covered Entity pursuant to the Agreement agrees to at least the same restrictions and conditions that apply through this Confidentiality Agreement to Contractor with respect to such Protected Health Information.

f. To the extent that the information made available to Contractor under the Agreement includes Protected Health Information in a Designated Record Set, Contractor agrees to provide access, at the request of Covered Entity, and in the time and manner designated by Covered Entity, to Protected Health Information in a Designated Record Set, to Covered Entity or, as directed by Covered Entity, to an Individual in order to meet the requirements under 45 CFR § 164.524.

g. To the extent that the information made available to Contractor in connection with or in the course of Contractor's performance of the Agreement includes Protected Health Information in a Designated Record Set, Contractor agrees to make any amendment(s) to Protected Health Information in a Designated Record Set that the Covered Entity directs or agrees to pursuant to 45 CFR § 164.526 at the request of Covered Entity or an Individual, and in the time and manner designated by Covered Entity.

h. Contractor agrees to make its internal practices, books, and records, including policies and procedures and protected health information, relating to the use and disclosure of Protected Health

Information received from, or created or received by Contractor on behalf of Covered Entity pursuant to the Agreement available to the Covered Entity, or at the request of the Covered Entity to the Secretary, in a time and manner as designated by the Covered Entity, for purposes of the Secretary's determining Covered Entity's compliance with the Privacy Rule.

i. Contractor agrees to document such disclosures of Protected Health Information under the Agreement and information related to such disclosures as would be required for Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR §164.528.

j. Contractor agrees to provide to Covered Entity or an Individual, in a time and manner designated by Covered Entity, information collected in accordance with paragraph (i) of Section 4 of this Confidentiality Agreement, to permit Covered Entity to respond to a request by an Individual for an accounting of disclosures of Protected Health Information in accordance with 45 CFR § 164.528.

5. **Permitted Uses and Disclosures by Contractor**

Except as otherwise limited in the Agreement and this Confidentiality Agreement, Contractor may use or disclose Protected Health Information to perform functions, activities, or services for, or on behalf of, Covered Entity as specified in the Agreement, provided that such use or disclosure would not violate the Privacy Rule if done by Covered Entity or the minimum necessary policies and procedures of the Covered Entity.

6. **Specific Use and Disclosure Provisions**

a. Except as otherwise limited in the Agreement or this Confidentiality Agreement, Contractor may use Protected Health Information for the proper management and administration of the Contractor or to carry out the legal responsibilities of the Contractor.

b. Except as otherwise limited in the Agreement and this Confidentiality Agreement, Contractor may disclose Protected Health Information for the proper management and administration of the Contractor, provided that disclosures are required by law, or Contractor obtains reasonable assurances from the person to whom the Protected Health Information is disclosed that it will remain confidential and used or further disclosed only as required by law or for the purpose for which it was disclosed to the person, and the person notifies the Contractor of any instances of which it is

APPENDIX X
(Corporation/Municipal Corporati

Agency Code ________________ Contract No. ________________ Amendment # ________

Entire Contract Period________________________ Entire Contract Amount for Period________________________

Amendment Period________________________ Amendment Amount for Period________________________

This is an AGREEMENT between THE STATE OF NEW YORK, acting by and through ________________, having its principal office at ________________________ (hereinafter referred to as the STATE), and ________________________ (hereinafter referred to as the CONTRACTOR), for modification of Contract Number __________, as amended in attached Appendix(ices)________________________.

All other provisions of said AGREEMENT shall remain in full force and effect.

IN WITNESS WHEREOF, the parties hereto have executed this AGREEMENT as of the dates appearing under their signatures.

CONTRACTOR SIGNATURE	STATE AGENCY SIGNATURE
By:________________________	By:________________________
________________________ Printed Name	________________________ Printed Name
Title:________________________	Title:________________________
Date:________________________	Date:________________________
	State Agency Certification "In addition to the acceptance of this contract, I also certify that original copies of this signature page will be attached to all other exact copies of this contract."

STATE OF NEW YORK)
) SS.:
County of __________)

On this _____ day of __________, 20___, before me personally came ________________________, to me known, who being by me duly sworn, did depose and say that he/she resides at ________________________, and that he/she is __________ ______, of the corporation or municipality described in and which executed the above instrument, and that he/she executed the above instrument by order of the board of directors of the corporation and that he/she signed his/her name thereto by like order, or that he/she was duly authorized by the municipal corporation described in and which executed the above instrument, and that he/she executed the above instrument pursuant to authority vested in him/her.

(Notary) ________________________

ATTORNEY GENERAL'S SIGNATURE	STATE COMPTROLLER'S SIGNATURE
________________________	________________________
Title: ________________________	Title:________________________
Date: ________________________	Date:________________________